Exhibit 99.1

NEOSE TECHNOLOGIES, INC. 102 Witmer Road, Horsham, PA 19044 215.315.9000 fax:215.315.9100 email: info@neose.com www.neose.com

NEOSE TECHNOLOGIES REPORTS SECOND QUARTER FINANCIAL RESULTS

HORSHAM, PA, August 5, 2004 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the second quarter and six months ended June 30, 2004.

For the quarter ended June 30, 2004, the Company reported a net loss of $10,326,000, or $0.47 per basic and diluted share, compared to a net loss of $9,226,000, or $0.54 per basic and diluted share, for the same period in 2003. The increased net loss for the 2004 period was primarily due to $1,124,000 of increased research and development expenses.  This increase resulted from higher personnel costs and increased purchases of outside services, including preclinical studies, and research supplies associated with the Company’s proprietary drug development programs.  Marketing, general and administrative costs increased by $127,000 during the 2004 period due to higher costs incurred related to the Company’s patent legal fees, partially offset by savings in personnel costs.   The Company reported revenues of $891,000 for the second quarter of 2004, compared to $651,000 for the second quarter of 2003. The increase in revenues for the 2004 period was primarily due to revenues recognized under the Company’s collaboration with Novo Nordisk.

For the six months ended June 30, 2004, the Company reported a net loss of $19,829,000, or $0.94 per basic and diluted share, compared to a net loss of $17,647,000, or $1.07 per basic and diluted share, for the same period in 2003. The Company reported revenues of $2,141,000 for the first six months of 2004, compared to $721,000 for the same period in 2003. The increase in revenues for the 2004 period was primarily due to the Company’s collaboration with Novo Nordisk.

Operating expenses for the six months ended June 30, 2004 were $21,852,000, compared to $18,485,000 for the same period in 2003. Research and development expenses for the six months ended June 30, 2004 increased to $15,666,000 from $12,284,000 in the comparable 2003 period.  The increase was primarily due to higher personnel costs, as well as increased purchases of outside services, including preclinical studies, and research supplies associated with the Company’s proprietary drug development programs.

NEOSE TECHNOLOGIES, INC.	Page 2

The Company’s marketing, general, and administrative expenses were $6,186,000 for the six months ended June 30, 2004, compared to $6,201,000 for the same period last year. The minimal decrease for the 2004 period was due to lower personnel and marketing costs, partially offset by higher legal expenses associated with the Company’s intellectual property portfolio.

The Company ended the second quarter with $64,884,000 in cash, cash equivalents, and marketable securities.  In May 2004, the Company sold 4,733,476 shares of common stock in a registered direct offering at a price of $6.77 per share, generating net proceeds of $29,928,000.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on August 5, 2004, to discuss the second quarter financial results and update investors on company developments.  The dial-in number for domestic callers is (800) 562-8369. The dial-in number for international callers is (913) 981-5581.  A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 111916. The replay number for international callers is (719) 457-0820, also using the passcode 111916.  Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz408892784gf12.html

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

     Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose’s core business is to use its novel GlycoAdvance™ and GlycoPEGylation™ technologies to improve proteins for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.

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Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

Revenue from collaborative agreements	$891	$651	$2,141	$721

Operating expenses:
Research and development	7,788	6,664	15,666	12,284
Marketing, general and administrative	3,324	3,197	6,186	6,201

Total operating expenses	11,112	9,861	21,852	18,485

Operating loss	(10,221)	(9,210)	(19,711)	(17,764)
Interest income	131	147	236	317
Interest expense	(236)	(163)	(354)	(200)

Net loss	$(10,326)	$(9,226)	$(19,829)	$(17,647)

Basic and diluted net loss per share	$(0.47)	$(0.54)	$(0.94)	$(1.07)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	22,146	17,229	21,050	16,519

NEOSE TECHNOLOGIES, INC.	Page 4

Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30, 2004	December 31, 2003

Assets
Cash, cash equivalents and marketable securities	$64,884	$53,060
Restricted funds and other current assets	1,693	1,818

Total current assets	66,577	54,878
Property and equipment, net	42,132	37,192
Other assets and acquired intellectual property, net	2,326	2,775

Total assets	$111,035	$94,845

Liabilities and Stockholders’ Equity
Current liabilities	$14,339	$13,849
Long-term debt and capital lease obligations	13,817	8,370
Other liabilities	325	413

Total liabilities	28,481	22,632
Stockholders’ equity	82,554	72,213

Total liabilities and stockholders’ equity	$111,035	$94,845

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004

For more information, please visit www.neose.com.

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